USVC Venture Capital Access Fund SC TO-I/A

EX-FILING FEES

CALCULATION OF FILING FEE TABLE

SC TO-I/A

(Form Type)

USVC Venture Capital Access Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$427,115.81	0.0001381	$58.98	(a)
Fees Previously Paid	0		$0.00
Total Transaction Valuation	$427,115.81
Total Fees Due for Filing			$58.98	(a)
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0
Net Fee Due			$58.98	(a)

(a)	Calculated at $138.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Rule 0-11—N/A